Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between Agritech Worldwide, Inc., a Nevada corporation (the “Company”), and Jonathan Kahn (the “Executive”) is entered into as of May 17, 2016 (the “Effective Date”).  In consideration of the covenants contained herein, the parties agree as follows:

1.         Employment.  The term of Executive’s employment by the Company under this Agreement will begin on the Effective Date, and will continue, subject to earlier termination as provided in Section 4 hereof, until June 30, 2019, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of each July 1st commencing July 1, 2019, for one additional year unless either the Company or  Executive shall have terminated this automatic extension provision by written notice to the other party at least 90 days prior to the automatic extension date.  The term of employment in effect from time to time hereunder is hereinafter called the “Employment Period.”

2.         Position and Duties.  During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such positions, subject to the direction of the Board of Directors of the Company (the “Board”).  Executive shall have the titles of Chief Executive Officer and shall report to the Board.  Executive shall be appointed to serve as a member of the Board promptly following the Effective Date. At each annual meeting of the Company’s stockholders during the Employment Period, the Company shall nominate Executive to serve as a member of the Board, with such Board service subject to any required stockholder approval. During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries.  Notwithstanding the foregoing, during his employment, Executive may devote reasonable time to the supervision of his personal and family investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities are not competitive with the Company, do not violate the provisions of Section 6 below or otherwise conflict in any material way with the business of the Company.

3.         Compensation and Benefits.  (a)  Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $200,000 per year beginning May 1, 2016 through December 31, 2016 and $225,000 beginning January 1, 2017, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed for increases by the Board in good faith, based upon Executive’s and Company’s performance, not less often than annually.  The term “Base Salary” shall refer to the Base Salary as so increased by the Board.

(b)       Annual Incentive Compensation.  Commencing in calendar year 2016, Executive shall be eligible to participate in Company’s annual incentive compensation program (the “Annual Incentive Program”), with a target annual bonus for each year in which Executive participates in the Annual Incentive Program equal to 100% of Executive’s Base Salary (“Target Bonus”) and a maximum annual bonus for each year in which Executive participates in the Annual Incentive Program equal to 200% of Executive’s Base Salary (“Maximum Bonus”).  Executive’s annual bonus for the 2016 calendar year shall be prorated based on the number of days served during 2016. The actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee of the Board and communicated to Executive and shall be subject to such other terms and conditions of the Company’s Annual Incentive Program as in effect from time to time.  Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c)        Equity Compensation.

(i)        (A) Promptly following the Effective Date, Executive shall be granted 6,067,931 shares of fully-vested Company Common Stock, par value $0.00005 per share (the “Common Stock”), such amount representing 3.5% of the Company’s shares of Common Stock on a fully diluted basis as of the Effective Date, and (B) on each of May 1, 2017 and May 1, 2018, respectively, Executive shall receive an additional grant of fully-vested Company Common Stock, such additional grants each representing 0.75% of the Company’s shares of Common Stock on a fully diluted basis as of May 1, 2017 and May 1, 2018, respectively (together with the shares granted on the Effective Date pursuant to Section 3(c)(i)(A), the “Equity Award”).

(ii)       All shares of Common Stock that comprise the Equity Award and any additional grants of Company equity made pursuant to this Section 3(c) or otherwise shall be registered on a Form S-8 that is filed and effective prior to such grant(s).  In addition, promptly following the Effective Date, the Company will promptly file and use best efforts to have promptly declared effective a registration statement with the Securities and Exchange Commission registering the resale by the Executive of the shares comprising the Equity Award and any additional grants made pursuant to this Section 3(c) or otherwise (the “Resale Registration Statement”).  The Company shall keep such Resale Registration Statement effective for so long as Executive shall hold such shares including, for the avoidance of doubt, any period following the Employment Period when the Executive continues to hold the shares. In addition, the Company shall take all steps to facilitate the sale of the Executive’s equity as may be reasonably requested by Executive.

(iii)      Commencing in calendar year 2017, each year, Executive shall be eligible to participate in the Company’s annual equity incentive compensation program, with an annual target equity grant for each year in which Executive participates in the equity incentive compensation program having a grant date fair value determined in accordance with FASB Topic 718 equal to 100% of Executive’s Base Salary (the “Target Annual Equity Award”) and a maximum Annual Equity Award for each year in which Executive participates in the equity incentive compensation program equal to 250% of Executive’s Base Salary (the “Maximum Annual Equity Award”). In determining the amount of Executive’s equity grant for any year, the Compensation Committee shall consider the Company’s performance over the immediately preceding fiscal year.

(iv)      On each anniversary of the Effective Date and each Equity Issuance Date, until such time as Executive terminates employment with the Company, Executive shall receive an additional grant of unrestricted Common Stock (which grant shall be deemed for purposes of this section to be part of the Equity Award), if necessary, so that on each such anniversary and each such Equity Issuance Date, the total number of shares received by Executive pursuant to the Equity Award shall equal at least 3.5% of the Company’s shares of Common Stock on a fully diluted basis until April 30, 2016, 4.25% until April 30, 2018, and 5% thereafter. An “Equity Issuance Date” is any date on which the Company consummates the sale of or issuance of (x) more than 1% of the Company’s shares of Common Stock on a fully diluted basis or (y) any instrument that is convertible into more than 1% of the Company’s shares of Common Stock on a fully diluted basis. For the sake of clarity, in calculating the total number of shares held by Executive pursuant to the Equity Award for purposes of this Section 3(c)(iv), only shares granted pursuant to Section 3(c)(i) and this Section 3(c)(iv) shall be considered and any shares (A) held by the Executive on or prior to the Effective Date or (B) granted to or acquired by Executive in any other manner following the grant to Executive of the Equity Award (including pursuant to Sections 3(c)(iii) hereof or otherwise) shall be disregarded.

(d)       Other Benefits.

(i)          Savings and Retirement Plans.  Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time.

(ii)          Welfare Benefit Plans.  Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time.

(iii)          Vacation.  Executive shall be entitled to paid vacation time consistent with the applicable policies of Company as in effect from time to time, but in any event no less than four weeks of such vacation per year.

(iv)          Fringe Benefits.  Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of Company.

(v)          Legal Fees.  No later than 30 days following the Effective Date, the Company shall reimburse Executive for any reasonable legal fees and expenses incurred by Executive in connection with the review of this Agreement and any documents ancillary thereto up to a maximum amount equal to $10,000.

(vi)          Business Expenses.  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection therewith, subject to Section 16 of this Agreement.

4.         Termination of Employment.  (a)  The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of Executive’s employment by the Company on account of Executive’s Disability (as defined in Exhibit A attached hereto) (“Termination for Disability”); (iii) termination of Executive’s employment by the Company for Cause (as defined in Exhibit A attached hereto) (“Termination for Cause”); (iv) termination of  Executive’s employment by the Company other than a Termination for Disability or a Termination for Cause (“Termination Without Cause”); (v) Executive’s death; (vi) termination of Executive’s employment by Executive for Good Reason (as defined in Exhibit A attached hereto) (“Termination for Good Reason”); or (vii) termination of Executive’s employment by Executive for any reason other than Good Reason (“Termination by Executive without Good Reason”).

(b)       If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) payment of unpaid Base Salary through and including the date of termination or resignation (which shall be paid on the next regularly scheduled payroll date), (ii) Executive’s business expenses that are reimbursable pursuant to Section 3(d) but have not been reimbursed by the Company as of the date of termination, (iii) Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, if such bonus has not been paid as of the date of termination, (iv) any accrued vacation pay to the extent not theretofore paid, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Accrued Compensation and Benefits”).

(c)       If the Employment Period ends on account of Termination without Cause or Termination for Good Reason, Executive shall receive two times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) Target Bonus at the time of termination (the “Severance Payment”).  In addition, Executive shall receive (i) an annual bonus for the year in which the terminations occurs, determined based on actual performance during such year and prorated for the period during the year in which Executive was employed by the Company, payable at the same time annual bonuses are paid to other senior executives of the Company  (but no later than March 15th following the year in which Executive’s termination of employment occurs), (ii) accelerated vesting of all outstanding Company equity awards, and, in the case of stock options, if any, such options shall remain exercisable until the expiration date of such option, and (iii) if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such COBRA premium reimbursement shall be paid to the Executive no later than the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such COBRA premium reimbursement until the earlier of:  (i) the 18-month anniversary of the Termination Date; and (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage.   Subject to Section 16, the Separation Payment shall be paid in a lump sum payment on the sixtieth day following the termination date.   As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(c), Executive must execute, return, not rescind and comply with a commercially reasonable, customary release of claims in a form reasonably acceptable to the Executive.

(d)       If, (i) during the two year period following a Change of Control, Executive’s employment is terminated due to a Termination Without Cause or a Termination for Good Reason or (ii) during the 90-day period preceding a Change of Control, the Executive’s employment is terminated due to a Termination Without Cause in anticipation of a Change of Control transaction that the Board is actively considering and that is ultimately consummated, Executive shall receive the benefits set forth in Section 4(c), except that (1) in lieu of the Severance Payment described in Section 4(c), Executive shall receive two times the sum of (A) Executive’s Base Salary at the time of such termination or Change of Control, whichever Base Salary level is greater, plus (B) the Maximum Bonus at the time of such termination or Change of Control, whichever Maximum Bonus level is greater (the “CIC Severance Payment”) and (2) the Executive shall be eligible to receive such COBRA premium reimbursement until the earlier of:  (x) the 24-month anniversary of the Termination Date; and (y) the date the Executive is no longer eligible to receive COBRA continuation coverage.  Subject to Section 16, any enhanced severance payment pursuant to this Section 4(d) shall be paid in a lump sum payment on the sixtieth day following the termination date or, in the case of a termination of employment prior to a Change of Control, the sixtieth day following the date of the consummation of the Change of Control.

(e)       If the Employment Period ends on account of Termination due to Disability, Executive shall receive an annual bonus for the year in which the terminations occurs, determined based on actual performance during such year and prorated for the period during the year in which Executive was employed by the Company, payable at the same time annual bonuses are paid to other senior executives of the Company  (but no later than March 15th following the year in which Executive’s termination of employment occurs).

(f)        Section 280G.

(i)
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

(ii)
Any determination required under this Section 4(f) shall be made in writing in good faith by an independent accounting firm selected by the Company which is reasonably acceptable to the Executive (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4(f). For purposes of making the calculations and determinations required by this Section 4(f), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 4(f).

(iii)
In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within 14 days of the date of the IRS determination or the date the Executive receives the refund, as applicable. The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

5.         Confidential Information.  Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to limit the Executive’s ability to provide information to any governmental agency, including but not limited to the U.S. Securities and Exchange Commission.

6.         Noncompetition; Nonsolicitation.  (a)  Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and that his services have been and will be of special, unique and extraordinary value to the Company.

(b)       Executive agrees that during the Employment Period and for one year thereafter in the case of Termination for Good Reason, Termination without Cause, Company Non-Renewal or Termination for Disability, or for two years thereafter in the case of termination of employment for any other reason, the (“Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, executive, manager, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business then actively being conducted by the Company in any geographic area in which the Company is conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the Employment Period Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being conducted by the Company at the time subsequent to the Employment Period that Executive first engages or assists in such business activity.

(c)       Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries to terminate or abandon his employment, or any customer of the Company or any of its subsidiaries or affiliates to terminate or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or of any of its subsidiaries or affiliates.

(d)       Nothing in this Section 6 shall prohibit Executive from being (i) a stockholder of a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding stock of any class of a corporation or other entity, so long as Executive has no active participation in the business of such publicly-traded corporation.

(e)       If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7.          Insurance and Indemnification.

(a)       To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company’s incorporation in effect from time to time, and subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and (ii) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, including an advancement of such expenses to the extent permitted by applicable law, subject to the Executive’s execution of any legally required repayment undertaking.  The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which the Executive may be entitled under the articles of incorporation and bylaws of the Company in effect from time to time.  The indemnification rights of the Executive in this Section 7 are referred to below as the “Indemnification Provisions.”  The rights of the Executive under the Indemnification Provisions shall survive the cessation of the Executive’s employment with the Company.

(b)       The Company shall maintain a directors' and officers' liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering the Executive with scope, exclusions, amounts and deductibles that are customary for a public company comparable to the Company and no less favorable to the insured than those applicable to the Company’s senior officers and directors on the Execution Date, or any more favorable as may be available to any other director or senior executive of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive's termination date.

8.         Survival.  Sections 5, 6, 7 and 16 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

9.         Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to Executive, to his last known address shown on the payroll records of the Company, and if to the Company, to Agritech Worldwide, Inc., 1011 Campus Drive, Mundelein, IL 60060, attention:  Board of Directors or (b) to such other address as either party shall have furnished to the other in accordance with this Section 9.

10.       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.       Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

12.       Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

13.       Governing Law.  This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

14.       Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.       Withholding.  All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

16.       Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.    In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, to the extent any  payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, and Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of  Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death.  Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGRITECH WORLDWIDE, INC.

By:	/s/ Morris Garfinkle
Name:	Morris Garfinkle
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Jonathan Kahn
Jonathan Kahn

EXHIBIT A

DEFINITIONS
“Cause” shall mean:

(i)        any act or omission that constitutes a material breach by Executive of any of his material obligations under this Agreement, after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has materially breached such obligations and Executive’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;

(ii)       Executive's conviction of, or plea of nolo contendere to, any felony pertaining to the Company; or

(iii)      Executive's ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has refused to follow its proper and lawful instructions and Executive’s failure to cure such refusal not later than 30 days following his receipt of such notice.

For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the conditions set forth in clauses (i), (ii) or (iii) above have been satisfied, and specifying the particulars thereof in detail.

“Change of Control” shall mean the occurrence of any of the following events:  (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than, Edward B. Smith, any trust, partnership or other entity which Edward B. Smith controls or of which he is the managing member or partner, any trust, partnership, or other entity for the benefit of Edward B. Smith, the estate of Edward B. Smith, any charitable organization established by Edward B. Smith, the Company or a Company benefit plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly during a 12-month period, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding voting securities other than in a transaction the primary purpose of which is to raise equity capital, (ii) a merger or consolidation of the Company with another corporation or entity, or (iii) the sale or disposition by the Company of all or substantially all the Company’s assets (other than in the usual and regular course of business); provided, however, that no change of control shall be deemed to occur as a result of such an acquisition by any other corporation or entity of voting securities or assets of the Company or such a merger or consolidation where immediately following such acquisition more than 50% of the total voting power represented by the then outstanding voting securities of such other corporation or entity or the survivor of such merger or consolidation is owned by the individuals and entities owning the Company’s outstanding voting securities, in substantially the same proportions, immediately prior to such acquisition.

“Disability” shall mean the Executive's inability, due to physical or mental incapacity (that can be expected to last for a continuous period of not less than 12 months), to substantially perform his duties and responsibilities under this Agreement for a period of more than six consecutive months. Prior to any termination for Disability, the Employer shall provide such reasonable accommodation to Executive as and to the extent may be required by law. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive:   (i) a material diminution in Executive’s Base Salary or Target Bonus; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) requiring Executive to move his place of employment more than 50 miles from his place of employment prior to such move; or (iv) a material breach by the Company of this Agreement.  Executive’s employment with the Company may be terminated for Good Reason if (i) Executive provides written notice to Company of the occurrence of the Good Reason event (as described above) within 90 days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason, (ii)  Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (iii) Executive resigns within six (6) months after the initial existence of such circumstances.